Exhibit 99.2

CCBN StreetEvents Conference Call Transcript

VITR—Q2 2003 Vitria Technology Earnings Conference Call

Event Date/Time: Jul. 30. 2003 / 2:00PM PT

Event Duration: 34 min

CORPORATE PARTICIPANTS

Jane Underwood

Vitria Technology—Director of Investor Relations

Gary Velasquez

Vitria Technology—President, CEO, Director

Jeff Bairstow

Vitria Technology—Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

John DiFucci

CIBC World Markets—Analyst

Jason Brueschke

Pacific Growth Equities—Analysts

Doug Whitman

Whitman Capital—Analyst

Greg Kleiner

Soundview—Analyst

Dave Karson

Whitman Capital—Analyst

PRESENTATION

Operator

The Q2 2003 Vitria technology earnings conference call will commence momentarily. Thank you for standing by. Thank you for standing by and you are on line today for the Vitria Technology conference call. At this time, we are still gathering additional participants and we’ll be starting momentarily. Thank you for your patience and please stay on line. Thank you for your patience and please stay on line. Please stand by, we’re about to begin. Good day everyone and welcome to today’s Vitria second-quarter results conference call. Today’s call is being recorded and now opening remarks and introductions I’d like to turn the call over to the Director of Investor Relations Miss Jane Underwood, please go ahead ma’am.

Jane Underwood - Vitria Technology - Director of Investor Relations

Good afternoon. Welcome to the Vitria second quarter conference call. I am Jane Underwood, Director of Investor Relations. Before we begin, I would like to remind everyone that statements included in this conference call that are not historical in nature may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words anticipate, believes, intends, estimates, expect, and other similar expressions. The company cautions listeners that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed during this call. The risks and uncertainties are identified and discussed in the company’s latest 10-K filed with the SEC.

I strongly recommend that you obtain a copy of our SEC filings from the SEC from the Vitria website or from me at investor relations and read about these risk factors carefully, prior to investing in our stock. Please note that on this call we will provide you with several financial measures determined on a non-GAAP or pro forma basis. These items together with the corresponding GAAP numbers and reconciliation for GAAP where practicable are contained in today’s press release which we have posted on our website and is also provided to the SEC under form 8-K.

With me today are Gary Velasquez our president and CEO and Jeff Bairstow, our CFO. We will begin our call with Gary, who will discuss the progress that was made in the second quarter. Jeff will provide addition detail on our financial results for Q2. As always we will end the call with your questions. I’d now like to turn the call over to Gary.

Gary Velasquez - Vitria Technology - President, CEO, Director

Thanks, Jane. Thanks for joining us today to discuss our results for the second quarter of 2003. Before I begin commenting on our Q2 performance, I’d like to start out today’s call with some general remarks on the software integration market and Vitria’s strategic direction. As I have stated in the past, I believe the EAI integration market is faced with economic pressures that are not only reflected in Vitria’s second-quarter revenue results, but on our competitor’s recent quarterly announcements as well. While business process management remains a top priority for CIOs, demand for pure EAI platform products remains challenged, as confirmed by our peer group’s disappointing performance.

I believe these market conditions confirm our strategy, which is based on a two-prong approach. First, achieve financial stability for Vitria, within the existing EAI platform business. Second, refocus the company’s assets on differentiated solutions that address highly complex and fragmented business processes in the health care, financial services and telecommunication markets. In turn, these solutions create sustainable and compelling value for our customers and positions Vitria as their strategic partner. While I’m disappointed in our second quarter revenue results I’m encouraged about our future and remain committed that Vitria will reach break even in 2003.

Now, let me turn over to some important highlights.

Since our last quarterly conference call we achieved the milestones we set out to accomplish. We have signed an agreement with the Royal Bank of Canada to be a charter customer for the Accenture STP Integration Platform powered by Vitria, and we have also received a verbal commitment from Blue Cross, Blue Shield of Oklahoma to be a charter customer for our Vitria:SmartClaims solutions. I will discuss the significance of these milestones in a couple minutes. At the same time, we strengthened the company’s financial position, by significantly reducing Vitria’s total expenses to $23.9 million for Q2, compared to $29.3 million for Q1. This compares favorably to the 25 to 26 million dollar quarterly expense guidance we gave on our last conference call. This reduction in our total expense structure coupled with our strong performance on our collections area result in Vitria turning cash flow positive in the second quarter. While we’re pleased with this accomplishment, we will continue to evaluate our cost structure as we work towards achieving break even in 2003.

In the second quarter, our non-GAAP loss decreased to $5.5 million compared to $6.5 million in Q1. Total revenue for Q2 was $18.1 million. License revenue was $4.2 million. It is important to point out, however, that these revenue results for the quarter do not reflect our momentum and significant opportunities in health care, financial services, and the telecommunications market.

Now I’d like to turn to the progress we made in our key vertical markets.

As I mentioned earlier, we have received a verbal commitment from Blue Cross Blue Shield of Oklahoma—a 770,000 member organization and the state’s largest private health insurer—to be a charter customer for our new Vitria:SmartClaims solution. This offering is a preconfigured solution that provides best practice BPM and automates the resolution processes of pended claims for payer organizations. Vitria:SmartClaims empower the business user to easily make changes in response to rapidly changing provider contract structures. Blue Cross Blue Shield of Oklahoma chose to work with Vitria on this project because both companies share a similar vision, which is to automate and streamline claims adjudication processes and provide the business user with new tools to respond to market changes rapidly and efficiently. As a result, Vitria smart claims solution can significantly reduce our organization’s operating costs.

This is a very important milestone for Vitria for several reasons: First, it demonstrates that we can compete and win against established competitors in the market. Second, we gain credibility with key business users by leveraging our traditional technology stronghold. Third, having a premier pay organization as a charter customer provides significant market validation. And finally, it allows us to rapidly speed up the product development process as well as accelerate the subsequent releases of the solution. Our goal is to replicate and resell the Vitria:SmartClaims solution to other health care organizations. We have a solid pipeline for this offering. As well as our other health care solutions. And we believe we are gaining strong traction in the payer segment of the market.

We also recently announced two strategic partnerships that will be important to the deployment of our health care solutions. Last month, we announced a strategic partnership with Concuity, a provider of contract revenue cycle management solutions. Vitria has acquired exclusive rights to integrate Concuity software with our BusinessWare platform and suite of health care solutions. This comprehensive contract management solution, which we call Vitria:SmartContracts, will enhance and preserve the payers existing legacy claim systems, while significantly improving their operating cost metrics and business agility.

Also, last week we announced a strategic partnership with ILOG, a leading provider of enterprise class software components where we will embed their J-Rules management capabilities into our health care solutions.

Turning to financial services, on our last quarterly conference call we announced a platform sales agreement with Royal Bank of Canada. A few weeks ago, RBC decided to take the next step with us, and become our first charter customer for the Accenture STP Integration Platform powered by Vitria. RBC has named Vitria as its corporate standard for integration and business process management. As in health care, our global capital market strategy is to rapidly define the solution, develop valuable IP with our charter customers, and repeatedly sell the solutions to other financial services organizations. Together with Accenture, we will provide a powerful intelligent business process integration solution that will enable highly efficient end-to-end trade execution.

Vitria also entered into a strategic partnership with Asset Control a leading provider of investment data integration solutions to the financial services industry. Together, Vitria and Asset Control want to use the solution that facilitates the dissemination of cleanse and standardized reference data to multiple systems, resulting in significant increased efficiency and accuracy.

As part of Vitria’s deep dive into health care financial services market, our competitive landscape is shifting as well. Vitria is competing less with pure play integration players and more with industry specific solution providers such as Pegasystems and MEDecision in health care, Thomson Financial and Sunguard in financial services. I believe that shift is a strong indicator that our messages are resonating with our customers.

Turning to the telecommunications vertical, we’re encouraged by the business opportunities in both the U.S. and abroad. Vitria has a very healthy telco customer basis. The top 5 telecommunication companies in the world use our BusinessWare platform, as well as 85% of the leading U.S. telco companies. Currently, we are refining our product development strategy for both the domestic and international telecommunications markets and we look forward to reporting back to you on our progress in this area.

Now, I’d like to comment on the recent addition to our Board of Directors. Today we announce that Dennis Wolf has been appointed to Vitria’s board. Dennis has over 20 years of finance and operations experience and is well respected on Wall Street. He is the Executive Vice President of operations and CFO for Omnicell, which is a provider of patient safety solutions for the health care industry. Dennis brings a wealth of experience, insight and business acumen to the board. He has been instrumental in the turnaround of many of his previous companies and has extensive expertise in both health care and technology industries. Dennis has commented to me that he’s very excited about joining our board at this important juncture of our transition process.

In closing, I believe we can accomplish the following non-financial milestones for the balance of the year. I believe we can add between two to three charter customers for health care and our financial services solutions.

I would now like to turn over the conference call to Jeff for a more detailed discussion on our second-quarter financial results.

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Thanks, Gary. I will start out my portion of today’s call with our financial highlights for the second quarter ended June 30th, 2003. I will first review our standard quarterly financial information in metrics and then I will provide some guidance for Q3 in the areas of total expenses and cash. Total revenue for Q2 was $18.1 million, license revenue was $4.2 million, and comprised 23% of total revenue for the quarter. The Q2 service revenue of $13.9 million consisted of 49% from support and 47% from services. Gross margins for Q2 were 68%, down 1 point from Q1 and up 6 points from a year ago, due primarily to lower license cost of sales. License margins were down four points to 95%, service margins increased to 59% from Q1.

In terms of geographic composition, international orders were 50% of total business in the second quarter, compared to 19% in the same period last year. During Q2, our top 10 customers accounted for 33% of total revenue, down from last quarter’s total of 51%. The vertical composition of our orders in Q2 was: 23% from financial services, 21% from telecommunications, 15% from health care, with the balance from manufacturing services and transportation. Repeat business comprised of approximately 84% of orders for the quarter, compared to 89% of orders for the prior quarter. Turning to the expense side, sales and marketing, research and development, and general and administrative expense for Q2 was $18.0 million, a decrease of $4.2 million or 19% from Q1, and a decrease of $15.8 million from Q2 of 2002. This reduction is a direct result of our continuous efforts to reduce our expenses and move towards break-even operations in 2003.

The specific line items were as follows: Sales and marketing expenses were $10.2 million for the quarter, down 22% from $13 million in Q1 and down $9.3 million or 48% compared to the same period last year. Research and development expenses were $4.4 million for the quarter, a decrease of 16% from the prior quarter, and down $4.3 million or 49% compared to the same period last year. General and administrative expenses totaled $3.4 million for Q2, down 12% compared to Q1, and down $2.2 million or 39% compared to the same period last year. Total operating expenses for Q2 were $18.5 million, which includes $337,000 in restructuring charges and $126,000 of non-cash stock based compensation. The restructuring charges primarily consisted of severance payments.

Total operating expenses for Q2 were $18.5 million, which includes $337,000 in restructuring charges and $126,000 of non-cash stock based compensation. The restructuring charges primarily consisted of severance payments. In Q2, our total quarterly expense, including cost of revenues and operating expenses, but excluding restructuring charges and stock-based compensation, was $23.9 million.

Our GAAP loss for the quarter was $6 million, or 18 cents per share. Excluding restructuring charges of $337,000 and non-cash stock-based compensation of $126,000, the loss was $5.5 million or 17 cents per share. The weighted average shares outstanding were 32.6 million, and we ended the quarter with 32.7 million shares outstanding. Other income for the quarter was $462,000, due primarily to investment returns on cash balances. Turning to the balance sheet, I’m very pleased to report that we increased our cash position by approximately $2 million and ended the quarter with approximately $104.5 million in cash, cash equivalents and short-term investments. Accounts receivables totaled $10.8 million, down $11.3 million from the second quarter. Due to the strong performance in collections, DSO was 55 days, down from 89 days in the prior quarter and substantially better than our guidance range of 70 to 80 days. Capital expenditures in the second quarter totaled $30,000, and depreciation was $1.2 million. Deferred revenue increased $800,000 sequentially from 15.2 million dollars at the end of Q1 to $16 million at the end of Q2. We estimate the deferred revenue will remain relatively unchanged through the end of the year.

Now, let me take a minute to make some comments on Q3, which will include forward-looking statements and so I will remind you again of the safe harbor language in Jane’s opening remarks.

In the first half of 2003, we have made significant reductions to our total expenses in order to better align the company to a realistic revenue run rate. While we have made great progress in this area, we will continue to evaluate our cost structure as we work towards achieving break-even in 2003. We estimate that our total expenses, including cost of revenues and operating expenses, but excluding restructuring charges and stock-based compensation, to be between $23 million to $24 million for Q3. We expect that our closing Q3 cash and investments balance to be approximately $100 million based upon the achievement of budgeted revenues in that period. At this point, I would like to open up the call to your questions.

QUESTION AND ANSWER

Operator

Thank you. Today’s question-and-answer session will be conducted electronically. If you’d like to ask a question, please signal by pressing the star key followed by the digit 1 on your touch tone telephone. If you are using a speaker phone, please make sure that your mute function is turned off to make sure your signal reaches our equipment. We will come to you in the order that you signal and will take as many questions as time permits. Once again, that is star 1 to signal for a question, we’ll pause for just a moment to assemble our roster. And we’ll take our first question from John DiFucci with CIBC world markets.

John DiFucci - CIBC World Markets - Analyst

Yes, Jeff. Were there any large deals in the quarter?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Uh, nothing, John, on the magnitude of — that we had in Q2, I mean in Q1 or any prior quarters, no.

John DiFucci - CIBC World Markets - Analyst

Were there any above a million?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

No.

John DiFucci - CIBC World Markets - Analyst

Okay. And can you describe a little more about what you mean by a verbal commitment from Blue Cross, Blue Shield, of Oklahoma?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Sure. A verbal commitment is that we’ve been selected as the partner to develop the solution with them. And we expect to have that documented shortly. So we’ve received all the approvals within the organization.

John DiFucci - CIBC World Markets - Analyst

Okay.

Jeff Bairstow - Vitria Technology - Chief Financial Officer

From statements of works to economics.

John DiFucci - CIBC World Markets - Analyst

Okay. Okay. And I — I’m assuming, then — I guess we’re led to assume here that — that you’re expecting an up tick in revenue, at least by the fourth quarter, to get the profitability. Because you’re going to be cutting a little more expense out — well, it’s — it’s meaningful more expense here, and then — is that based on — your assumptions going forward, does it assume any improvement in the — the economy, or is this just based on what you’re looking at in your pipeline?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

It’s not based on the economy, it’s really — John, what we’ve — we’re seeing — you know, and I think Oklahoma is a prime example of that, is we’re actually taking operating expenditures out of their business model. So companies continue to look to reduce their cost structures and their operating model, and so the — these solutions, we’ve — are targeting are really there to generate magnitudes of savings for our customers.

John DiFucci - CIBC World Markets - Analyst

Okay. Thanks a lot, guys

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Sure.

Operator

And we’ll take our next question from Jason Brueschke with Pacific Growth Equities.

Jason Brueschke - Pacific Growth Equities - Analysts

Yeah, thanks, guys. I have a few questions. My first one is — you know, it’s basically was a tough quarter for most if not all of the EAI vendors, especially in the United States. I guess my question on that is. Do you think it was just the economy out there that was causing a delay in EAI spending, or is there something else or something more going on out there? I mean are people just pushing this off to the end of the year because the ASPs are high, or are people really just starting to question maybe the value of — of the technology-only solution to integration?

Gary Velasquez - Vitria Technology - President, CEO, Director

I think, Jason — you know, it was a nice set up for me, to put that golf ball on the tee. It’s really a little ladder there. I really firmly believe the customers we’re talking to — you know, where there’s integration technology — I’ll use the word infrastructure. I think the appetite to buy infrastructure is just not there. And I don’t think it’s generally related specifically to the economy, I’m sure that doesn’t help. But what we’re seeing more of the activity is when we can really go to these customers and really pick out and compress their operating costs. So I see more of the latter. We are not looking for a common tide to come in, in the technology spin to improve the performance metrics of our company.

Jason Brueschke - Pacific Growth Equities - Analysts

Okay, great. I’m going to maybe jump around a little bit. I want to ask a couple questions about the competitive landscape. You kind of gave us a few examples of where you may be facing new competitors going forward, and may be competing in some ways less against your traditional EAI competitors. Could you just maybe go into a little bit more detail in health care and — in financial services and just kind of give us a feel about where you think you will stack up against companies that may have — as a company, traditionally a deeper expertise in the vertical but may have less of an integration heritage and how you think the relative strengths that you’re going to bring to the table are going to help you compete there?

Gary Velasquez - Vitria Technology - President, CEO, Director

Sure. Let me speak — and I think this is in general for both a health care and the capital markets verticals. Is that people have bought — what I would say a strategy of best of breed despite Larry’s pitch at oracle that you buy the full suite from them. I think out there in the business world there’s still an approach of I’ll buy a best of breed claim system, the best of breed medical management system, best of breed clearing house system, and what we’re doing is taking the solutions and allowing a customer to actually extend their existing legacy system, almost add in some item by wrapping it with our solution and really I call it regenerating growth — regenerating growth in their existing investments that really have inhibited them taking out their costs or responding to market conditions that are changing. And so what we’re doing is going in and not offering a point solution per se, but offering a solution and really leveraging the base of BusinessWare, our integration strength to really wrap our solutions around their existing legacy systems. And that seems to be really resonating. So instead of a customer buying a $10 million medical management system and doing a rip and replace, that could take a couple years and the odds of being successful are dubious at best, that for quite a bit less money, quite a bit less time, clearly quite a bit less risk, we can accomplish the same business outcome in a much more efficient manner.

Jason Brueschke - Pacific Growth Equities - Analysts

I guess — I guess just to drill down a little bit. I mean, some of the companies that you mentioned, is it just purely a function of — that most of their solutions don’t have the integration capabilities, or is it also a function that they require people to effectively trash past investments in order to go into their solutions?

Gary Velasquez - Vitria Technology - President, CEO, Director

It’s both.

Jason Brueschke - Pacific Growth Equities - Analysts

Okay, you know, as you refocus the company on to these two verticals, I guess the next couple questions I have was: Could you give us a sense of how big you think each of those verticals are specifically with respect to the solutions that you’re going to be running? I realize in terms of percentage of the economy huge — financial services is huge, but specifically the areas that you’re focusing, are these big markets for you relative to, say, going after just kind of a broad EAI approach to, you know, industry in general?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Yeah. I — you know, one of our clients — one of our health care premier clients spends about $2 billion a year on overhead running their company SG & A. Not to say we’re going after the entire $2 billion, but that’s probably made up of about I’ll call it eight to ten major business processes, claims, clinical management, and roaming and billing, etc., etc., you know, our solutions are really attacking those macro business process problems. Now, I’m not saying we’re going to have solutions that optimize that entire $2 billion G and A spending they have every year but we’re going to go after a significant portion of it. And the same thing in financial services. A broke and trade cost a midsized brokerage house 10 bucks a broke and trade because of all the manual intervention. We think we can optimize that $10 quite a bit. So, you know, we’re really going after obviously with technology but not going after a customer’s technology spend, either discretionary or nondiscretionary. We’re really trying to attack their operating expenditures.

Jason Brueschke - Pacific Growth Equities - Analysts

I think that’s actually a good segue for my last question. Could you talk a little bit about how in some ways the changing the focus of where the solution is targeted, does that — how does that really impact, say, the sale cycle, who you’re selling into, and could you just comment on where you think the sales force is today relative to their ability to, you know, seize the opportunity in these two verticals that you’re going to be going after?

Gary Velasquez - Vitria Technology - President, CEO, Director

Sure. We’re really selling to the business owner, the COO or CIO, and in the clinical space at these places that we’re selling to the chief medical officers. Historically, you know, six months ago, we would have not sold to those customers. Um, I think we’ve put a very strong team together in health care that frankly it’s stacked up against — not against, but compare them against pound for pound any leading SI in health care from a domain expertise perspective and I think customers are recognizing the value that has. You know, with respect to the sales force, you know, I would say it’s a — one of an evolution. I think some of the sales force that historically have sold infrastructure is making a transition nicely. Some of them, you know, are struggling, but it’s one of those things that, you know, management’s on and I’m on almost every day, the level of constant refinement and making sure that every at bat we have, whether it’s financial services or health care, we put our A+ team on it. I think that’s what happened with Oklahoma, is we had a — put our A+ team on it.

Jason Brueschke - Pacific Growth Equities - Analysts

And is the sales cycle about the same as — say you were a year ago? I mean, normalizing for the economy, what would this new focus — does it end up being a little faster? And maybe just normalize for — once the sales force is up to speed. Because — the business today, do they get it, do they purchase it faster, do they purchase it slower, just give us a feel for what that’s going to be like going forward, please?

Gary Velasquez - Vitria Technology - President, CEO, Director

You know Jason I think it’s early so I could give you a point but it would be one data point. My gut tells me it’s in the — I don’t know what we had a year ago, is it four to six months, something like that, Jeff.

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Yeah?

Gary Velasquez - Vitria Technology - President, CEO, Director

I would say it’s in that, Jason. I think we’re coming out with some unique pricing that is value-based that could maybe shorten that a little, but probably not a whole lot. But I would say give me another quarter and I’d be able to give you a better read.

Jason Brueschke - Pacific Growth Equities - Analysts

Okay, great. Thanks, guys.

Operator

Once again, if you’d like to ask a question, it’s star 1 on your touch tone telephone. We’ll go now to Doug Whitman with Whitman Capital.

Doug Whitman - Whitman Capital - Analyst

Thanks. Could you talk a little bit on your receivable days, if it’s — the trend seems very positive on a downward revenue quarter, you don’t normally get that sort of change, maybe a little bit about how that happened?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Right. We obviously had an extraordinarily positive cash collection month and, you know, we really — you know, looked through the — you know, outstanding accounts receivable and — and worked through the accounts, you know, kind of account by account and integrated that with some of the services that we’re delivering and the bottom line was, you know, we were able to concurrently learn a lot about the customer’s needs and what was hanging up some of this cash, and in many cases it was simply asking for it and just putting good business practices in place. And the bottom line is the revenues that we’ve put on the books previously were validated this month just by a good aggressive effort. And the good news is we brought the receivables down to $11 million and probably an artificially low DSO at this juncture.

Doug Whitman - Whitman Capital - Analyst

Where do you expect DSOs to rise —?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

I’d still provide guidance in the 70 to 80 days. I’d like to think that the fact that we’re starting at a lower point would give us some opportunity to improve on that, but — you know, until I see how the revenue flows will be, that’s where I would leave it at this juncture.

Doug Whitman - Whitman Capital - Analyst

You’d expect your account payable days to also — they also seem quite low, to come up as well?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Um, if they did, it would be, you know, marginal. I don’t predict that there’d be any significant change there. The receivables, I think there would be potentially more room for upside, but the guidance would still be between 70 and 80.

Doug Whitman - Whitman Capital - Analyst

And CAPEX next quarter?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Um, we’re looking for a CAPEX between now and the end of the year of between 5 and 6 hundred thousand dollars.

Doug Whitman - Whitman Capital - Analyst

For the year or per quarter?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

That would be for the next six months.

Doug Whitman - Whitman Capital - Analyst

Next six months — and so backing away into the numbers since DSOs are likely to go up. Is it reasonable to assume given your cash guidance and your operating expense guidance that you’re expecting to have — the third quarter will be up a sequential quarter in revenues?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

You know, historically the company’s not provided any revenue guidance so I can’t comment. All I can do is reiterate the DSO days, the expense guidance, and then the belief that the revenue stream that we’ve internally projected will put us in a range of, you know, $100 million in cash.

Doug Whitman - Whitman Capital - Analyst

Okay.

Gary Velasquez - Vitria Technology - President, CEO, Director

I’ve got to submit my CAPEX budget for my new cell phone, though, Jeff, you haven’t seen that.

Doug Whitman - Whitman Capital - Analyst

Okay. Maybe we’ll leave it there, then. Thank you.

Operator

And we’ll take our next —?

Gary Velasquez - Vitria Technology - President, CEO, Director

Thanks Doug.

Operator

We’ll go to our next question from Greg Kleiner with Soundview.

Greg Kleiner - Soundview - Analyst

Actually he just ran through some of the math I was going to do so let me try something else. The structure of these new vertical deals you’re doing, is still kind of minimal license upfront and cut of transactions going forward, is that still the typical structure?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

I’d say the two we’ve announced RBC, Greg, and Oklahoma, are — you know, small license, a lot of — not a lot, but, you know, services since some of this is still fuel built. The goal on a go-forward basis is to what I’ll call value-based pricing. That you know—We do it more on a transaction base, that is we take costs out of these enterprises that — you know, we get paid on that basis. But the two specifically we talked about are more — you know, small license with a significant services component.

Greg Kleiner - Soundview - Analyst

Okay. And how — how far of a sales cycle is verbal commitment to sending a check in the mail?

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Right now it’s measured in weeks, if that.

Greg Kleiner - Soundview - Analyst

Okay. Good. Thanks.

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Yeah. And when you have a negotiated statement of work and money, that helps.

Greg Kleiner - Soundview - Analyst

Yeah. Absolutely. Okay. Thanks guys.

Jeff Bairstow - Vitria Technology - Chief Financial Officer

Okay.

Operator

Again, that is star 1 to ask a question, I’ll go next to Dave Carson with Whitman capital.

Dave Carson - Whitman Capital - Analyst

Hi Gary.

Gary Velasquez - Vitria Technology - President, CEO, Director

How are you doing, Dave?

Dave Carson - Whitman Capital - Analyst

Good. I think Doug asked one of my questions. But on the Smart contracts, can you talk a little bit more about that, maybe in terms of getting the sales force trained up and, um, you know customer — you know, their viewpoint on it?

Gary Velasquez - Vitria Technology - President, CEO, Director

Sure.

Dave Carson - Whitman Capital - Analyst

And maybe — you know, its advantage over what else is out there in terms of contract management?

Gary Velasquez - Vitria Technology - President, CEO, Director

Yeah. I’d say this is — in contract management today, at least in the payer segment, it really is as a stand-alone sale kind of a green field there’s really not a pure contract management system for payers today. The way a payer would implement a new contract management system is to go out and buy Lotus notes and put in a Lotus notes database, believe it or not or go to EDS or pro or TriZetto and sign up for a — you know, 50 to 150 million dollar rip and replace your entire core transaction system. That takes two to three years, uh, and is a pretty risky maneuver. And I think Dave, what — you know, to me, one of the fundamental issues payers are facing now is that whole issue on contracts. If you look at health care, there is becoming a more complex increased plethora — of multiple products that are out there, meaning more defined contribution products, more products that have cost shifting to the consumer and a lot of our clients, their existing legacy systems cannot support that complexity. They couldn’t support the complexity a year ago, they were throwing bodies at it, and even more so as we go forward the complexity’s increasing, I would use the word exponentially. And so their solutions are to throw bodies at it, which they are, or to rip and replace their entire core system. We think the kernel and a frankly different approach is to use Smart contracts combined with our strong business process management technology, that we can really take these legacy systems, open them up, wrap them with this contract management system, and, frankly, gives you the same agility that it would be to throw bodies at it, which obviously is very expensive, or to rip and replace strategy. So we’re pretty excited about the potential of what Smart contracts can do for our customers. And our customers are excited about it also.

Dave Carson - Whitman Capital - Analyst

And have you been able to turn out the sales — how far along the path are you in — you know, in getting people trained up and — and getting the marketing programs geared up and —.

Gary Velasquez - Vitria Technology - President, CEO, Director

Dave we’re just starting.

Dave Carson - Whitman Capital - Analyst

Okay?

Gary Velasquez - Vitria Technology - President, CEO, Director

We’re — you know, as we speak. I think that’s scheduled actually for next week to kick that off.

Dave Carson - Whitman Capital - Analyst

Okay. Thank you very much.

Gary Velasquez - Vitria Technology - President, CEO, Director

Thanks, Dave.

Operator

There appear to be no further questions. At this time we’d like to turn the call back over to you Miss Underwood for any additional comments.

Jane Underwood - Vitria Technology - Director of Investor Relations

I’d like to thank everybody for joining us this afternoon and we look forward to talking to you on our next quarterly conference call, Thank you.

Operator

That concludes today’s conference. Thank you for your participation, you may disconnect at this time.